EXHIBIT 12.4

ALCAN INC.
COMPUTATION OF EARNINGS TO COMBINED FIXED AND PREFERRED STOCK
DIVIDENDS CHARGES
US GAAP
(IN MILLIONS OF US DOLLARS)

                                                                   YEAR
                                                 ----------------------------------------
                                                 2001     2000     1999     1998     1997
                                                 ----------------------------------------
Consolidated net income (loss) before
  extraordinary item                              (54)     606      455      417      504
Less:  Equity income of less than 50%
       owned companies                              3        4       (1)     (48)     (33)
Plus:  Dividends received from less than
       50% owned companies                          2        1        1        5        6
Plus:  Minority interest of subsidiaries that
       have fixed charges                         (13)      (1)      14       (4)       4
                                                 ----------------------------------------
SUBTOTAL                                          (68)     602      471      466      547
                                                 ----------------------------------------
FIXED CHARGES
Amount representative of interest factor in
   rentals                                         24       19       19       28       23
Amount representative of interest factor in
   rentals, 50% owned companies                     0        0        0        0        0
Interest expense - net                            254       78       76       92      101
Interest expense, 50% owned companies               0        0        0        0        0
Capitalized interest                               30       81       41       15        2
Capitalized interest, 50% owned companies           0        0        0        0        0
TOTAL FIXED CHARGES                               308      178      136      135      126
Less:  Capitalized interest                        30       81       41       15        2
FIXED CHARGES ADDED TO INCOME/(LOSS)              278       97       95      120      124
Plus:  Amortization of capitalized interest        25       21       18       15       16
Income taxes                                        7      259      211      210      211
EARNINGS BEFORE FIXED CHARGES AND INCOME
   TAXES                                          242      979      795      811      898
                                                 ----------------------------------------
TOTAL FIXED CHARGES                               308      178      136      135      126
                                                 ========================================
Preference dividends                                8       10        9       10       10
                                                 ========================================
1 minus statutory tax rate of 40%                 0.6      0.6      0.6      0.6      0.6
                                                 ========================================
PREFERENCE DIVIDENDS PRE TAX                       13       17       15       17       17
                                                 ========================================
TOTAL                                             321      195      151      152      143
                                                 ========================================
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS                 0.75     5.03     5.26     5.35     6.29
                                                 ========================================